EXHIBIT 2.4
                                                                     -----------

                        AGREEMENT AND PLAN OF ACQUISITION

          THIS AGREEMENT AND PLAN OF ACQUISITION (this "Agreement") is entered into this 30TH day of September, 1998, by and among Executive Telecard, Ltd. d/b/a eGlobe, Inc., a Delaware corporation ("Acquiror"), UCI Tele Networks, Ltd., a corporation established under the laws of the Republic of Cyprus
("UCI"), and United Communications International LLC, a Wyoming limited liability company ("UCI Sole Shareholder").

          WHEREAS, the parties hereto wish to provide that, upon the terms and subject to the conditions of this Agreement, Acquiror will acquire all issued and outstanding shares of UCI from UCI Sole Shareholder.

          NOW,  THEREFORE,  in consideration of the foregoing and the respective
representations,   warranties,  covenants  and  agreements  set  forth  in  this
Agreement, the parties hereto agree as follows:

                                   ARTICLE I.

                                 THE ACQUISITION

     SECTION 1.1. THE ACQUISITION.

          Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 1.2) Acquiror shall acquire all of the common stock issued and outstanding of UCI (the "Acquisition") from UCI Sole Shareholder.

     SECTION 1.2. CLOSING DATE.

          At the Closing (as defined in Section 1.3), the parties hereto shall cause the Acquisition to be consummated in accordance with the provisions of this Agreement and applicable law. Such date is referred to herein as the "Closing Date."

     SECTION 1.3. CLOSING.

          Subject to the terms and conditions of this Agreement, the closing of the Acquisition (the "Closing") will take place as promptly as practicable after satisfaction of the latest to occur or, if permissible, waiver of the conditions set forth in Article IX hereof (the "Closing Date"), at the offices of Acquiror, 1720 S. Bellaire


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Street,  Denver, CO 80222,  unless another date or place is agreed to in writing by the parties hereto.

                                   ARTICLE II.

                                 PURCHASE PRICE

     SECTION 2.1. PURCHASE PRICE.

          At the Closing Date, all of the shares of UCI Common Stock shall be purchased by Acquiror for the following purchase price:

          (a) Purchase Price. Subject to the adjustments set forth in Section 2.1(b), all of the shares of common stock, par value one Cyprus pound per share, of UCI ("Company Common Stock") owned by UCI Sole Shareholder shall be purchased by Acquiror for (i) 125,000 shares of common stock of Acquiror ("Acquiror Common Stock"), plus (ii) the amount of U.S. TWO MILLION ONE HUNDRED THOUSAND DOLLARS ($2,100,000) payable as follows and subject to the adjustments as set forth below (the "Purchase Price"). The $2,100,000 portion of the Purchase Price shall be paid as follows:

          (i)  U.S.$75,000 will be payable on the Closing Date.

          (ii) U.S.$500,000 shall be paid in the form of a note ("Purchase Note") with interest to accrue at the rate of 8% per annum, which Purchase Note shall be due and payable on any date that is no later than 180 days following the Closing Date. UCI shall receive on the Closing Date as additional consideration Warrants ("Warrants") to purchase 50,000 shares of Acquiror Common Stock, with an exercise price equal to the closing sales price of a share of Acquiror Common Stock as reported on NASDAQ NMS at the close of business on the Closing Date. In the event that Acquiror defaults on the Purchase Note, Acquiror shall pay off the Purchase Note with Acquiror Common Stock, the number of shares of Acquiror Common Stock to be issued upon such default to be determined by dividing (x) the amount of unpaid principal and interest on the Purchase Note on the date of default by (y) the closing sales price of Acquiror Common Stock as reported on NASDAQ NMS on the date of default. The shares of Acquiror Common stock issuable upon such default shall be in addition to the Warrants and shall not be subject to the trading restrictions set forth in Section 2.1(b)(i) of this Agreement. In the event that Acquiror defaults on the Purchase Note and Acquiror's closing stock price as quoted on the NASDAQ NMS on the date of default is below



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


               $1.00 per share on the day of default, then UCI Sole Shareholder shall be entitled to either (i) a number of shares of Acquiror Common Stock determined in the manner set forth in the preceding sentence or (ii) the return of the UCI shares purchased hereunder. The Purchase Note will serve as security and as an escrow account for the payment of any items referenced as covenants, conditions, warranties and indemnifications set forth herein by UCI and UCI Sole Shareholder.

          (iii)U.S.$500,000 shall be paid in the form of a note ("Escrow Note") with interest to accrue at the rate of 8% per annum, which Escrow Note together with accrued interest shall be due and payable on the date that is 18 months following the Closing Date. The Escrow Note will serve as security and as an escrow account for the payment of any items referenced as covenants, conditions, warranties and indemnifications set forth herein, commencing 181 days after the Closing Date.

          (iv) U.S.$1,025,000 ("Anniversary Payment"), shall be paid on the first anniversary of the Closing Date or December 1, 1999 (such date being referred to as the "Adjustment Date"), whichever is later shall be adjusted as set forth below. On the Closing Date, Acquiror shall issue a note ("Anniversary Payment Note") to UCI Sole Shareholder evidencing its obligation to make the Anniversary Payment. There shall be no interest payable under this Note.

          (v) Interest on the two U.S.$500,000 notes (parts (ii) and (iii) above) shall be paid monthly.

          (b) Delivery of 125,000 Shares of Acquiror Common Stock. The Purchase Price shall be subject to the following adjustments:

               (i) The UCI Sole Shareholder shall receive 50% of the shares of Acquiror Common Stock (62,500) on the Closing Date and 50% of the shares of Acquiror Common Stock (62,500) 12 months after the Closing Date. Acquiror shall register all stock transferred to UCI Sole Shareholder under this Agreement by promptly filing an S-3 Registration Statement with the Securities and Exchange Commission covering all shares and shares issuable upon exercise of the Warrants under this Agreement. UCI Sole Shareholder and its owners, officers or nominees agree not to trade more than 10,000 shares of Acquiror Common Stock in any one calendar month, provided, however, that any unsold shares below the 10,000 per calendar month shall cumulate and be saleable in later months. The provisions of this paragraph not withstanding, trading on any one day shall not exceed 10,000 shares.


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          (c) Adjustment to Purchase Price.

               (i) In the event that the closing sales price on NASDAQ NMS of the Acquiror Common Stock on the Adjustment Date is less than $8.00, on the Adjustment Date Acquiror shall issue to UCI Sole Shareholder additional shares of Acquiror Common Stock (in addition to the 125,000 shares of Acquiror Common Stock) determined by subtracting (x) $1,000,000 divided by the closing sales price on NASDAQ NMS of the Acquiror Common Stock on the Adjustment Date, from
(y) 125,000.

               (ii) In the event that UCI does not achieve 100% of its projected revenue of U.S.$3,000,000 (THREE MILLION U.S. DOLLARS) for the 12 month period ending on the Adjustment Date, the number of shares of Acquiror Common Stock issuable to UCI Sole Shareholder and the payment of the Anniversary Payment of the Purchase Price payable on the Adjustment Date shall be adjusted so that Acquiror shall pay less cash and shall issue fewer shares of Acquiror Common Stock as an adjustment to the Purchase Price (the "Projection Adjustment"). For each 10% by which the projected revenue is less than 100% of the $3,000,000 amount to be achieved, there shall be a 10% reduction both in 1) the Anniversary Payment, and 2) the number of shares of Acquiror Common Stock issuable to UCI Sole Shareholder pursuant to Section 2.1(c)(i) of this Agreement; provided, however, the reduction in the number of shares of Acquiror Common Stock pursuant to (2) above shall be determined by multiplying (x) the percentage by which projected revenue for the 12 months ending on the Adjustment Date is less than $3,000,000 by (y) the number of shares of Acquiror Common Stock issuable to UCI Sole Shareholder according to the formula set forth above in Section 2.1(c)(i). The parties agree that Acquiror, in its sole discretion, may reject or accept proposed business based on commercial feasibility and that neither UCI nor UCI Sole Shareholder shall make any claim that declined business be included in the revenue calculation on the Adjustment Date.

               (iii) In the event that UCI achieves more than 100% of its projected revenue of $3,000,000 for the 12 month period ending on the Adjustment Date, the payment of the Anniversary Payment payable on the Adjustment Date shall be adjusted so that Acquiror shall pay more cash as an adjustment to the Purchase Price. For each 10% by which projected revenue exceeds 100% of the $3,000,000 to be achieved, there shall be a 10% increase in the Anniversary Payment of the Purchase Price payable on the Adjustment Date; provided, however, such additional cash payment shall not exceed $300,000.00.

               (iv) For purposes of the Projection Adjustment, if any, projected revenue includes only business that is actually recorded as revenue and is likely to be collected by UCI. Noting that adjustments are based on revenue alone, Acquiror in its sole discretion may decline business that does not meet projected margin targets or is commercially unreasonable for UCI or Acquiror.

               (v) Acquiror shall pay to UCI U.S.$20,000 per month as a working capital contribution. Such payments shall be made on the first day of each month following the execution of this Agreement and shall be retroactive to


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September 1, 1998 and shall be paid each month for six months until the Purchase
Note is paid. Amounts paid under this subsection will not be deducted from the purchase price.

               (vi) In the event that Acquiror consummates its private placement financing, the following shall apply: (a) if Acquiror receives a gross amount of U.S.$10 million to U.S.$19,999,999 in such private placement, Acquiror shall repay on the closing date of the private placement financing fifty percent (50%) of outstanding principal and interest on the Purchase Note; and (b) if Acquiror receives a gross amount of U.S.$20 million in such private placement, Acquiror shall repay on the closing date of the private placement financing one hundred percent (100%) of outstanding principal and interest on the Purchase Note.

     SECTION 2.2. EXCHANGE OF CERTIFICATES AND NOTES.

          At the Closing, UCI shall deliver to Acquiror certificates evidencing all of the outstanding shares of Company Common Stock as of the Closing Date duly endorsed in blank or with duly executed stock powers attached. In exchange therefor, Acquiror shall deliver to UCI Sole Shareholder at Closing a certificate evidencing the whole shares of Acquiror Common Stock issuable pursuant to Section 2.1(a), any cash payments to be paid to UCI Sole Shareholder pursuant to Article II, and the Purchase Note, the Escrow Note and the Anniversary Payment Note.

     SECTION 2.3. STOCK TRANSFER BOOKS.

          At the Closing Date, the stock transfer books of UCI with respect to all shares of capital stock of UCI shall be closed and no further registration of transfers of such shares of capital stock shall thereafter be made on the records of UCI.

                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF UCI
                            AND UCI SOLE SHAREHOLDER

          UCI and UCI Sole Shareholder hereby jointly and severally represent and warrant to Acquiror as follows:


     SECTION 3.1. ORGANIZATION AND QUALIFICATION.

          UCI is a corporation duly organized, validly existing and in good standing under the laws of Cyprus. UCI has the requisite power and authority to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on its business as now being conducted and as proposed to be conducted


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

and to perform the terms of this Agreement and the transactions contemplated hereby. UCI is duly qualified to conduct its business, and is in good standing, in each jurisdiction in which the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary. UCI has no subsidiaries or any equity interest or other investment in any person.

     SECTION 3.2. MEMORANDUM AND ARTICLES OF ASSOCIATION.

          UCI has heretofore delivered to Acquiror a complete and correct copy of the memorandum of association and articles of association of UCI, each as amended to date. Such memorandum of association and articles of association are in full force and effect. UCI is not in violation of any of the provisions of its memorandum and articles of association.

     SECTION 3.3. CAPITALIZATION.

          (a) The authorized capital stock of UCI consists of fifty thousand (50,000) shares of Company Common Stock, (50,000 Cyprus pounds or 1 pound each) of which fifty thousand (50,000) shares are issued and outstanding. All of the issued and outstanding shares of Company Common Stock are owned beneficially and of record by UCI Sole Shareholder, free and clear of all Encumbrances, except that, as required by Cyprus law, one share is registered in the name of a nominee. There are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of UCI or obligating UCI to issue or sell any shares of capital stock of, or other equity interests in UCI, including any securities directly or indirectly convertible into or exercisable or exchangeable for any capital stock or other equity securities of UCI. There are no outstanding obligations of UCI to repurchase, redeem or otherwise acquire any shares of its capital stock or make any investment (in the form of a loan, capital contribution or otherwise) in any other person. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued in accordance with applicable laws and are fully paid and nonassessable and not subject to preemptive rights. No shares of capital stock of UCI have been reserved for any purpose.

          (b) UCI has no outstanding indebtedness for borrowed money, except for operating expenses incurred in the ordinary course of business.

     SECTION 3.4. AUTHORITY.

          Except for UCI Stockholder Approval (as defined in Section 3.21), the execution and delivery of this Agreement by UCI and the consummation by UCI of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of UCI


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

are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by UCI and constitutes a legal, valid and binding obligation of UCI, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

     SECTION 3.5. NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

          (a) Except as set forth in Schedule 3.5, the execution and delivery of this Agreement by UCI do not, and the performance by UCI of its obligations under this Agreement will not, (i) conflict with or violate the memorandum and articles of association of UCI, (ii) conflict with or violate any Law applicable to UCI or the Assets, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which UCI is a party or by which UCI is bound or by which any of the Assets is subject.

          (b) Except as set forth in Schedule 3.5, the execution and delivery of this Agreement by UCI does not, and the performance of this Agreement by UCI will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Government Entity.

     SECTION 3.6. FINANCIAL STATEMENTS.

          UCI has prepared the financial  statements attached hereto as Schedule
3.6. UCI has no liabilities, contingent or absolute, matured or unmatured, known or unknown, except for liabilities incurred in the ordinary course of business, and those liabilities described on Schedule 3.6. These liabilities, if any, would not have a Company Material Adverse Effect.

     SECTION 3.7. ACCOUNTS RECEIVABLE.

          The accounts receivable of UCI shown on Schedule 3.6, if any, or thereafter acquired by UCI, have been collected or are collectible in amounts not less than the amounts thereof carried on the books of UCI.

     SECTION 3.8. ABSENCE OF CERTAIN CHANGES OR EVENTS.

          Since July 28, 1998 (the "Letter of Intent Date"), there has been no Company Material Adverse Effect. Since the Letter of Intent Date, UCI has conducted its business in the ordinary course, and UCI has not (a) paid any dividend or distribution in respect of, or redeemed or repurchased any of, its capital


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stock;  (b)  incurred  loss of, or  significant  injury to,  any of the  Assets, whether as the result of any natural disaster, labor trouble, accident, other casualty, or otherwise; (c) incurred, or become subject to, any obligation or liability (absolute or contingent, matured or unmatured, known or unknown), except current liabilities incurred in the ordinary course of business; (d) mortgaged, pledged or subjected to any Encumbrance any of the Assets; (e) sold, exchanged, transferred or otherwise disposed of any of the Assets except in the ordinary course of business, or canceled any debts or claims; (f) written down the value of any Assets or written off as uncollectible any Accounts Receivable, except write downs and write-offs in the ordinary course of business, none of which, individually or in the aggregate, are material; (g) entered into any transactions other than in the ordinary course of business; (h) made any change in any method of accounting or accounting practice; or (i) made any agreement to do any of the foregoing.

     SECTION 3.9. OWNERSHIP AND CONDITION OF THE ASSETS.

          (a) UCI is the sole and exclusive legal and equitable owner of and has good and marketable title to the Assets and, except as set forth in Schedule 3.9(a), such Assets are free and clear of all Encumbrances. No person or Government Entity has an option to purchase, right of first refusal or other similar right with respect to all or any part of the Assets. All of the personal property of UCI is in good working order and repair, ordinary wear and tear excepted, and is suitable and adequate for the uses for which it is intended or is being used.

          (b) UCI represents and warrants that it owns no hardware, computer software, and other technology (collectively, the "Company Technology").

     SECTION 3.10. LEASES.

          Schedule 3.10 lists and briefly describes all leases and other agreements under which UCI is lessee or lessor of any Asset, or holds, manages or operates any Asset owned by any third party, or under which any Asset owned by UCI is held, operated or managed by a third party. UCI is the owner and holder of all leasehold estates purported to be granted to UCI by the leases described in Schedule 3.10 and UCI is the owner of all equipment, machinery and other Assets thereon or in buildings and structures thereon, in each case free and clear of all Encumbrances. Each such lease and other agreement is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto and grants the leasehold estate it purports to grant free and clear of all Encumbrances. All necessary governmental approvals with respect thereto have been obtained, all necessary filings or registrations therefor have been made, and there have been no threatened cancellations thereof and are no outstanding disputes thereunder. UCI has performed in all material respects all obligations thereunder required to be performed by UCI to date. No party is in default in any material respect under any of the foregoing, and there has


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not occurred any event which (whether with or without  notice,  lapse of time or the happening or occurrence of any other event) would constitute such a default.

     SECTION 3.11. OTHER AGREEMENTS.

          Schedule 3.11 lists all agreements to which UCI is a party or by which UCI is bound, and UCI has delivered to Acquiror true and correct copies of all such agreements. Each such agreement is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto. All necessary governmental approvals with respect thereto have been obtained, all necessary filings or registrations therefor have been made, and there have been no threatened cancellations thereof and are no outstanding disputes thereunder. UCI has in all material respects performed all the obligations thereunder required to be performed by UCI to date. No party is in default in any material respect under any of the agreements described in Schedule 3.11, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default.

     SECTION 3.12. REAL PROPERTY.

          Schedule 3.12 contains a list and brief description of all leasehold interests in real estate, easements, rights to access, rights-of-way and other real property interests which are owned, leased, used or held for use by UCI (collectively, the "Real Property"). The Real Property described in Schedule
3.12 constitutes all real property interests necessary to conduct the business and operations of UCI as now conducted. UCI is not aware of any easement or other real property interest, other than those described in Schedule 3.12, that is required, or that has been asserted by a Government Entity or other person to be required, to conduct the business and operations of UCI. UCI has delivered to Acquiror true and complete copies of all deeds, leases, easements, rights-of-way and other instruments pertaining to the Real Property (including any and all amendments and other modifications of such instruments). All Real Property (including the improvements thereon) (i) is in good condition and repair consistent with its present use, (ii) is available to UCI for immediate use in the conduct of UCI's business and operations, and (iii) complies in all material respects with all applicable building or zoning codes and the regulations of any Government Entity having jurisdiction.

     SECTION 3.13. ENVIRONMENTAL MATTERS.

          (a) UCI represents and warrants that it has no physical plant or other fixed assets, owned or leased, and has conducted no activities that would entail compliance or non-compliance with any Environmental Laws (as defined below). There are no pending or, to the knowledge of UCI or UCI Sole Shareholder, threatened actions, suits, claims, legal proceedings or other proceedings based on, and UCI has not directly or indirectly received any notice of any complaint, order,


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

directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Government Entity or any other person arising out of or attributable to: (i) the current or past presence at any part of the Real Property of Hazardous Materials (as defined below) or any substances that pose a hazard to human health or an impediment to working conditions; (ii) the current or past release or threatened release into the environment from the Real Property (including, without limitation, into any storm drain, sewer, septic system or publicly owned treatment works) of any Hazardous Materials or any substances that pose a hazard to human health or an impediment to working conditions; (iii) the off-site disposal of Hazardous Materials originating on or from the Real Property; (iv) any facility operations or procedures of UCI which do not conform to requirements of the Environmental Laws; or (v) any violation of Environmental Laws at any part of the Real Property or otherwise arising from UCI's activities involving Hazardous Materials.

          (b) As used herein, these terms shall have the following meanings:

               (i) "Environmental Laws" means all applicable foreign, federal, state and local laws (including the common law), rules, requirements and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or relating to management of asbestos in buildings.

               (ii) "Hazardous Materials" means wastes, substances, or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants, or contaminants, including without limitation, substances defined as "hazardous substances", "toxic substances", "radioactive materials", or other similar designations in, or otherwise subject to regulation under, any Environmental Laws.

     SECTION 3.14. LITIGATION.

          There is no action, suit, investigation, claim, arbitration or litigation pending or, to the knowledge of UCI and UCI Sole Shareholder, threatened against or involving UCI, the Assets or the business and operations of UCI, at law or in equity, or before or by any court, arbitrator or Government Entity. UCI is not operating under or subject to any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any Government Entity.

     SECTION 3.15. COMPLIANCE WITH LAWS; LICENSES AND PERMITS.

          UCI has complied and is in compliance with all laws, ordinances, regulations, awards, orders, judgments, decrees and injunctions applicable to UCI, the Assets and UCI's business and operations, including all federal, state and local laws, ordinances, regulations and orders pertaining to employment or labor, safety, health, environmental protection, zoning and other matters. UCI has obtained and holds all permits, licenses and approvals (none of which has been modified or rescinded and all of which are in full force and effect) from all governmental authorities necessary to conduct the business and operations of UCI as now conducted and as proposed to be conducted and to own, use and maintain the Assets.

     SECTION 3.16. INTELLECTUAL PROPERTY.

          (a) UCI owns, or is licensed or otherwise possesses all necessary rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs and applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used or marketed in the business of UCI as presently conducted and as proposed to be conducted or included or proposed to be included in UCI's products or proposed products.

          (b) Schedule 3.16 lists all (i) patents, registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks, included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) licenses, sublicenses and other agreements as to which UCI is a party and pursuant to which any person is authorized to use any Intellectual Property, and (iii) licenses, sublicenses and other agreements as to which UCI is a party and pursuant to which UCI is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in, are or form a part of any UCI product.

          (c) To the knowledge of UCI, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of UCI, any trade secret material to UCI, or any Intellectual Property right of any third party to the extent licensed by or through UCI, by any third party, including any employee or former employee of UCI. Except as set forth in Schedule 3.16, UCI has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property. Except as set forth in
Schedule 3.16, there are no royalties, fees or other payments payable by UCI to any person by reason of the ownership, use, sale or disposition of Intellectual Property.

          (d) UCI is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of it obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

          (e) UCI (i) has not been served with process, and is not aware that any person is intending to serve process on UCI, in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party and (ii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. The business of UCI as presently conducted and as proposed to be conducted, and UCI's products or proposed products do not infringe any patent, trademark, service mark, copyright, trade secret or other propriety right of any third party.

     SECTION 3.17. TAXES AND ASSESSMENTS.

          UCI has (i) duly and timely paid all Taxes (as defined below) which have become due and payable by it; (ii) UCI has received no notice of, nor does UCI have any knowledge of, any notice of deficiency or assessment or proposed deficiency or assessment from any taxing Government Entity; and (iii) to UCI's knowledge, there are no audits pending and there are no outstanding agreements or waivers by UCI that extend the statutory period of limitations applicable to any federal, state, local, or foreign tax returns or Taxes. As used herein, the term "Taxes" shall mean all federal, state, local and foreign taxes (including, without limitation, income, profit, franchise, sales, use, VAT, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration, fees, withholdings or other similar charges of every kind, character or description imposed by any governmental authorities, and any interest, penalties or additions to tax imposed thereon or in connection therewith.

     SECTION 3.18. EMPLOYMENT MATTERS.

          (a) UCI does not have any Employee Benefit Plan.

          (b) There are no collective bargaining agreements applicable to any UCI employees and UCI has no duty to bargain with any labor organization with respect to any such persons. There is not pending any demand for recognition or any other request or demand from a labor organization for representative status with respect to any persons employed by UCI.

          (c) UCI has no employees.

     SECTION 3.19. TRANSACTIONS WITH RELATED PARTIES.

          Except as set forth in Schedule 3.19, neither any present or former officer, director, stockholder or person known by UCI or UCI Sole Shareholder to be an affiliate of UCI, nor any person known by UCI or UCI Sole Shareholder to be an affiliate of any such person, is currently a party to any transaction or agreement with UCI, including, without limitation, any agreement providing for the employment of, furnishing of services by, rental of Assets from or to, or otherwise requiring payments to, any such officer, director, stockholder or affiliate.

     SECTION 3.20. INSURANCE.

          UCI represents and warrants that it has no insurance policies in force and effect.

     SECTION 3.21. VOTING REQUIREMENTS.

          UCI Sole Shareholder owns all of the issued and outstanding capital stock of UCI. The affirmative vote of the UCI Sole Shareholder (the "Company Stockholder Approval") is the only vote of the holders of any class or series of UCI's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Acquisition.

     SECTION 3.22. BROKERS.

          Except as set forth on Schedule 3.23, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of UCI or UCI Sole Shareholder.

     SECTION 3.23. DISCLOSURE.

          No representations or warranties by UCI or UCI Sole Shareholder in this Agreement and no statement or information contained in the Schedules hereto or any certificate furnished or to be furnished by UCI or UCI Sole Shareholder to Acquiror pursuant to the provisions of this Agreement (taken collectively), contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                   ARTICLE IV

                    ADDITIONAL REPRESENTATIONS AND WARRANTIES

                         OF UCI SOLE SHAREHOLDER AND UCI

     SECTION 4.1. TITLE TO COMPANY COMMON STOCK.

          The UCI Sole Shareholder is and as of the Closing Date will be the sole legal, beneficial and record owner of all of the issued and outstanding shares of capital stock of UCI.

     SECTION 4.2. AUTHORITY AND CAPACITY.

          UCI Sole Shareholder has full legal right, capacity, power and authority to execute and deliver this Agreement and all other documents, instruments, certificates and agreements executed or to be executed by it pursuant hereto, and to consummate the transactions contemplated hereby and thereby.

     SECTION 4.3. ABSENCE OF VIOLATION.

          Except as set forth on Schedule 3.5, the execution, delivery and performance by UCI Sole Shareholder of this Agreement and all other documents, instruments, certificates and agreements contemplated hereby to which it is a party, the fulfillment of and the compliance with the respective terms and provisions hereof and thereof, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with, or violate any provision of, any Laws having applicability to it; or (b) conflict with, or result in any breach of, or constitute a default under, any agreement to which it is a party.

     SECTION 4.4. RESTRICTIONS AND CONSENTS.

          There are no agreements, Laws or other restrictions of any kind to which UCI Sole Shareholder is party or subject that would prevent or restrict the execution, delivery or performance of this Agreement by it.

     SECTION 4.5. BINDING OBLIGATION.

          This Agreement constitutes, and each document, instrument, certificate and agreement to be executed by UCI Sole Shareholder pursuant hereto, when executed and delivered in accordance with the provisions hereof, shall constitute, a valid and binding obligation of it, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

     SECTION 4.6. COMPLIANCE WITH FOREIGN CORRUPT PRACTICES ACT.

          UCI and UCI Sole Shareholder represent and warrant that they are not in violation of the Foreign Corrupt Practices Act of 1977, as amended, which prohibits businesses and businesspeople from providing any payment or gratuity to foreign officials in exchange or obtaining or retaining business.

     SECTION 4.7. CYTA CONTRACT AND ANTICIPATED CONTRACTS.

          UCI and UCI Sole Shareholder represent and warrant that the UCI Sole Shareholder's contract with CYTA is lawfully executed and duly authorized by all necessary authorities and entities and has been assigned to UCI. UCI and UCI Sole Shareholder represent and warrant that the ownership of UCI by Acquiror as a result of the Acquisition shall not cause the CYTA contract to be cancelled. Additionally UCI and UCI Sole Shareholder represent and warrant that the pending contracts of UCI with NetFon S.A. and Amerikios Corp. and other anticipated contracts are and shall be duly authorized and executed by appropriate officers and executives of the contracting parties and will have all necessary regulatory and governmental approvals.

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

          Acquiror represents and warrants to UCI and UCI Sole Shareholder as follows:

     SECTION 5.1. ORGANIZATION AND QUALIFICATION.

          Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquiror has the requisite power and authority to own, lease and operate its assets and properties, to carry on its business as now being conducted and to perform the terms of this Agreement and the transactions contemplated hereby. Acquiror is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the ownership or leasing of its properties or the nature of its activities in connection with the conduct of its business makes such qualification necessary.

     SECTION 5.2. CERTIFICATE OF INCORPORATION AND BYLAWS.

          Acquiror has heretofore delivered to UCI a complete and correct copy of the certificate of incorporation and the bylaws of Acquiror, each as amended to date.

Such certificate of incorporation and bylaws are in full force and effect. Acquiror is not in violation of any of the provisions of its certificate of incorporation or bylaws or other organizational or governing document.

     SECTION 5.3. CAPITALIZATION.

          The authorized capital stock of Acquiror consists of: (i) one hundred million (100,000,000) shares of Acquiror Common Stock of which _______ shares are issued and outstanding on the date of execution of this Agreement; and (ii) five million (5,000,000) shares of preferred stock, par value $.01 per share, of which [___] shares are issued and outstanding. Except as set forth in Schedule 5.3, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Acquiror or obligating Acquiror to issue or sell any shares of capital stock of, or other equity interests in Acquiror, including any securities directly or indirectly convertible into or exercisable or exchangeable for any capital stock or other equity securities of Acquiror. Except as set forth in Schedule 5.3, there are no outstanding obligations of Acquiror to repurchase, redeem or otherwise acquire any shares of its capital stock or make any investment (in the form of a loan, capital contribution or otherwise) in any other person.

     SECTION 5.4. AUTHORITY.

          The execution and delivery of this Agreement by Acquiror has been approved by all corporate authority of Acquiror including approval by Acquiror's Board of Directors. The execution and delivery of this Agreement by Acquiror and the consummation by Acquiror of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate actions and no other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquiror and constitutes a legal, valid and binding obligation of Acquiror, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

     SECTION 5.5. NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

          (a) Except as set forth in Schedule 5.5, the execution and delivery of this Agreement by Acquiror do not, and the performance by Acquiror of its obligations under this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of Acquiror, (ii) conflict with or violate any Law applicable to Acquiror or its assets and properties, or (iii) result in any breach of or constitute a default under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror is a party or by which Acquiror is bound, or by which any of its properties or assets is subject.

          (b) Except as set forth in Schedule 5.5, the execution and delivery of this Agreement by Acquiror do not, and the performance of this Agreement by Acquiror will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Government Entity.

     SECTION 5.6. FINANCIAL STATEMENTS.

          The audited balance sheet of Acquiror as of the end of the fiscal year ending March 31, 1998, and the audited statement of income and cash flows for such fiscal year fairly present, in all material respects, the financial condition of Acquiror as of the respective dates and the results of operations and cash flows for the respective periods indicated and will have been prepared in accordance with generally accepted accounting principles applied on a consistent basis. Except as reflected in the audited balance sheet of Acquiror as of March 31, 1998 (the "Acquiror Balance Sheet Date"), Acquiror has no liabilities, contingent or absolute, matured or unmatured, known or unknown, except for liabilities incurred in the ordinary course of business since the Acquiror Balance Sheet Date that would not have an Acquiror Material Adverse Effect.

     SECTION 5.7. ABSENCE OF CERTAIN CHANGES OR EVENTS.

          Except as set forth in Schedule 5.7, since March 31, 1998, Acquiror has not incurred any material liability, except in the ordinary course of its business consistent with its past practices, and Acquiror has conducted its business in the ordinary course consistent with its past practices. Except as set forth in Schedule 5.7, since March 31, 1998, there has not been any change in the business, condition (financial or otherwise) or results of operations of Acquiror, including any transaction, commitment, dispute, damage, destruction or loss, whether or not covered by insurance, or other event of any character
(whether or not in the ordinary course of business) individually or in the aggregate which has had, or is reasonably likely to have, an Acquiror Material Adverse Effect.

     SECTION 5.8. AGREEMENTS.

          Except as set forth in Schedule 5.8, all agreements that are or will be required to be filed as exhibits to the Form S-3 (collectively, the "Acquiror Material Contracts") to be filed by Acquiror with the SEC registering all shares of Acquiror Common Stock issuable pursuant to this Agreement are valid and in full force and effect on the date hereof, and Acquiror has not (and has no knowledge that any party thereto has) violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Acquiror Material Contract, except for defaults which would not reasonably be expected to have an Acquiror Material Adverse Effect.

     SECTION 5.9. LITIGATION.

          Except as set forth in Schedule 5.9, there is no action, suit, investigation, claim, arbitration or litigation pending or, to the knowledge of Acquiror, threatened against or involving Acquiror or the business and operations of Acquiror, at law or in equity, or before or by any court, arbitrator or Government Entity. Acquiror is not operating under or subject to any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any Government Entity.

     SECTION 5.10. TAXES AND ASSESSMENTS.

          Acquiror has (i) duly and timely paid all Taxes which have become due and payable by it; (ii) Acquiror has received no notice of, nor does Acquiror have any knowledge of, any notice of deficiency or assessment or proposed deficiency or assessment from any taxing Government Entity; and (iii) to Acquiror's knowledge, there are no audits pending and there are no outstanding agreements or waivers by Acquiror that extend the statutory period of limitations applicable to any federal, state, local, or foreign tax returns or Taxes.

     SECTION 5.11. VOTING REQUIREMENTS.

          The affirmative vote of Acquiror Board of Directors is the only vote necessary to approve, adopt and consummate the transactions under this Agreement, which vote has been obtained prior to Acquiror's execution of this Agreement.

     SECTION 5.12. BROKERS.

          No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror.

     SECTION 5.13. DISCLOSURE.

          No representations or warranties by Acquiror in this Agreement and no statement or information contained in the Schedules hereto or in Form S-3 to be filed by Acquiror with the SEC or any certificate furnished or to be furnished by Acquiror to UCI pursuant to the provisions of this Agreement (taken collectively), contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                   ARTICLE VI

                                    COVENANTS

     SECTION 6.1. AFFIRMATIVE COVENANTS OF UCI.

          UCI and UCI Sole Shareholder hereby covenant and agree that, prior to the Closing Date, unless otherwise expressly contemplated by this Agreement or consented to in writing by Acquiror, UCI shall (a) operate its business in the usual and ordinary course consistent with past practices and in accordance with applicable Laws; (b) preserve substantially intact its business organization, maintain its rights and franchises, use its best efforts to retain the services of its respective principal officers and key employees and maintain its relationship with its respective suppliers, contractors, distributors, customers and others having business relationships with it; and (c) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted.

     SECTION 6.2. NEGATIVE COVENANTS OF UCI.

          Except as expressly contemplated by this Agreement or otherwise consented to in writing by Acquiror, from the date hereof until the Closing Date, UCI shall not, and UCI Sole Shareholder shall cause UCI not to, do any of the following:

          (a) (i) increase the compensation payable to or to become payable to any of its directors, officers or employees, except for increases in salary, wages or bonuses payable or to become payable in the ordinary course of business and consistent with past practice; (ii) grant any severance or termination pay to, or enter into or modify any employment or severance agreement with, any of its directors, officers or employees; or (iii) adopt or amend any employee benefit plan or arrangement, except as may be required by applicable Law;

          (b) declare, set aside or pay any dividend on, or make any other distribution in respect of, any of its capital stock;

          (c) (i) redeem, repurchase or otherwise reacquire any share of its capital stock or any securities or obligations convertible into or exchangeable for any share of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

          (d) (i) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any Encumbrances) of, any shares of any class of its capital stock (including shares held in treasury) or other equity securities, any securities or obligations directly or indirectly convertible into or exercisable or exchangeable for any such shares or securities, or any rights, warrants or options directly or indirectly to acquire any such shares or securities; or (ii) amend or otherwise modify the terms of any such securities, obligations, rights, warrants or options in a manner inconsistent with the provisions of this Agreement or the effect of which shall be to make such terms more favorable to the holders thereof;

          (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of inventory in the ordinary course of business and consistent with past practice), or make or commit to make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice and in amounts which are set forth and described in UCI's 1998 Capital Budget, a true and complete copy of which has been provided to Acquiror and other than expenditures in connection with the consummation of the Acquisition;

          (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets except for dispositions in the ordinary course of business and consistent with past practice;

          (g) propose or adopt any amendments to its memorandum and articles of association;

          (h) (i) change any of its methods of accounting in effect at January 1, 1998, or (ii) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, except, in the case of clause (i) or clause (ii), as may be required by law or generally accepted accounting principles, consistently applied;

          (i) prepay, before the scheduled maturity thereof, any of its long-term debt, or incur any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, other than trade payables incurred in the ordinary course of business consistent with past practices and payables in connection with consummation of the Acquisition;

          (j) enter into or modify in any material respect any agreement which, if in effect as of the date hereof, would have been required to be disclosed on
Schedule 3.11;

          (k) take any action that would or could reasonably be expected to result in any of its representations and warranties set forth in this Agreement being untrue or in any of the conditions to the Acquisition set forth in Article VIII not being satisfied; or

          (l) agree in writing or otherwise to do any of the foregoing.

                                  ARTICLE VII.

                              ADDITIONAL AGREEMENTS

     SECTION 7.1. PREPARATION OF THE FORM S-3.

          As soon as practicable following the date of this Agreement, UCI and Acquiror shall prepare and Acquiror shall file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-3 (the "Form S-3 Registration Statement") registering all shares of Acquiror Common Stock to be issued to UCI Sole Shareholder under this Agreement.

     SECTION 7.2. CONSENTS AND APPROVALS; FILINGS AND NOTICES.

          UCI and UCI Sole Shareholder shall use reasonable efforts to as promptly as possible make all filings with, provide all notices to and obtain all consents and approvals from third parties required to be obtained by UCI in connection with the transactions contemplated hereunder, including, without limitation, all filings, if any, with notices to and consents and approvals from Government Entities and other persons.

     SECTION 7.3. ACCESS AND INFORMATION.

          From the date hereof to the Closing Date, UCI shall afford to Acquiror and its officers, employees, accountants, consultants, legal counsel, representatives of current and prospective sources of financing for the Acquisition (which Acquiror shall advise UCI in writing of such sources) and other representatives of Acquiror full and complete access during normal business hours to the properties, books, records, contracts, facilities, premises, and equipment relating to the Assets and UCI (including without limitation, operating and financial information with respect to UCI) as Acquiror may reasonably request, provided that Acquiror and its agents, employees and financing sources enter into a commercially reasonable confidentiality and nondisclosure agreement with UCI and UCI Sole Shareholder.

     SECTION 7.4. CONFIDENTIALITY.

          Each party shall hold in strict confidence all documents and information concerning the other and its business and properties (except that either party may disclose such documents and information to any Government Entity reviewing the transactions contemplated hereby or as required in either party's judgment pursuant to any legal requirement or in furtherance of the transactions contemplated herein), and if the transactions contemplated hereby should not be consummated, such confidence shall be maintained, and all such documents and information (in whatever form) and copies thereof shall immediately thereafter be destroyed, or returned to the party originally furnishing same.

     SECTION 7.5. FURTHER ACTION; REASONABLE BEST EFFORTS.

          Each of the parties shall use reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Government Entities and parties to contracts with UCI and Acquiror as are necessary for the transactions contemplated herein.

     SECTION 7.6. PUBLIC ANNOUNCEMENTS.

          Each of UCI Sole Shareholder, UCI, Acquiror and Acquisition Sub shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Acquisition and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law.

     SECTION 7.7. NO SOLICITATION.

          During the term of this Agreement, neither UCI, UCI Sole Shareholder nor any of their affiliates or any person acting on behalf of such party shall
(a) solicit or favorably respond to indications of interest from, or enter into negotiations with, any third party for any proposed merger, consolidation, sale or acquisition of UCI, the Assets or any capital stock of UCI or (b) furnish or cause to be furnished any nonpublic information concerning UCI to any person other than in the ordinary course of business or pursuant to applicable Law and after prior written notice to Acquiror.

     SECTION 7.8. STOCK ACQUISITION LISTING.

          Acquiror shall use all reasonable efforts to cause the shares of Acquiror Common Stock to be issued pursuant to this Agreement and registered under the Form S-3 Registration Statement to be approved for listing on the Nasdaq NMS, subject to official notice of issuance, prior to the first date on which such shares of Acquiror Common Stock are issuable.

     SECTION 7.9. BLUE SKY.

          Acquiror shall use reasonable efforts to obtain prior to the Closing Date any necessary blue sky permits and approvals required to permit the distribution of the shares of the Acquiror Common Stock to be issued in accordance with the provisions of this Agreement.

                                  ARTICLE VIII.

                               CLOSING CONDITIONS

     SECTION 8.1. CONDITIONS TO OBLIGATIONS OF ACQUIROR, UCI AND UCI SOLE SHAREHOLDER TO EFFECT THE ACQUISITION.

          The respective obligations of Acquiror, UCI and UCI Sole Shareholder to effect the Acquisition and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

          (a)  Approvals.   UCI  Sole  Shareholder   shall  have  approved  this
Acquisition. The Board of Directors of Acquiror has approved the Acquisition prior to the date of execution of this Agreement.

          (b) No Order. No Government Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Acquisition or any other transactions contemplated in this Agreement; provided, however, that the parties shall use their reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted, and any such action or proceeding to be dismissed.

     SECTION 8.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF ACQUIROR.

          The obligations of Acquiror to effect the Acquisition and the other transactions contemplated in this Agreement are also subject to the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

          (a) Representations and Warranties. The representations and warranties of UCI and UCI Sole Shareholder made in this Agreement shall be true and correct in all material respects, on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (provided that any representation or warranty contained herein that is qualified by a materiality standard shall not be further qualified hereby), except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time). Acquiror shall have received a certificate of UCI and a certificate of UCI Sole Shareholder to that effect.

          (b) Agreements and Covenants. The agreements and covenants of UCI and UCI Sole Shareholder required to be performed on or before the Closing Date shall have been performed in all material respects. Acquiror shall have received a certificate of UCI and a certificate of UCI Sole Shareholder to that effect.

          (c) Legal Proceedings. No action or proceeding before any Government Entity shall have been instituted or threatened (and not subsequently settled, dismissed, or otherwise terminated) which is reasonably expected to restrain, prohibit or invalidate the Acquisition or other transactions contemplated by this Agreement other than an action or proceeding instituted or threatened by Acquiror.

          (d) No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing.

          (e) Required Consents. UCI shall have delivered to Acquiror at or before Closing all consents, assignments or notices necessary to be obtained or made by UCI in connection with the transactions contemplated by this Agreement.

          (f) Noncompetition Agreement. UCI Sole Shareholder and Messrs. Critides and Adamides shall have executed and delivered to Acquiror at or before Closing a noncompetition agreement in form and substance reasonably satisfactory to Acquiror providing, among other things, that UCI Sole Shareholder and/or Messrs. Critides and Adamides shall not compete with the business of Acquiror or UCI for a period of three (3) years after the Closing Date. The non-competition agreement with Adamides will not restrict him from representing telecommunications companies as a lawyer.

          (g) Employment Agreement and Consulting Agreements. Mr. Christos Mouroutis shall have executed and delivered to Acquiror at or before Closing an employment agreement in form and substance reasonably satisfactory to Acquiror. Each of James Critides and Adamos Adamides shall have executed and delivered at or before Closing a consulting agreement in form and substance reasonably satisfactory to Acquiror.

          (h) Legal Opinions. Acquiror shall have received an opinion from Scordis, Papapetrou & Co., special Cyprus counsel to UCI in form and substance reasonably satisfactory to Acquiror.

          (i) Other Closing Documents. The Stockholders and UCI shall have executed and/or delivered to Acquiror such additional documents, certificates, opinions and agreements as Acquiror may reasonably request, including but not limited to the assignment of the CYTA contract from UCI Sole Shareholder to UCI including all necessary approvals, and (ii) UCI and NetFon S.A. and duly authorized and executed contracts between (i) UCI and Amerikios Corp.



     SECTION 8.3. ADDITIONAL CONDITIONS TO OBLIGATIONS OF UCI AND UCI SOLE SHAREHOLDER.

          The obligations of UCI and UCI Sole Shareholder to effect the Acquisition and the other transactions contemplated in this Agreement are also subject to the following conditions any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

          (a) Representations and Warranties. The representations and warranties of Acquiror made in this Agreement shall be true and correct in all material respects, on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (provided that any representation or warranty contained herein that is qualified by a materiality standard shall not be further qualified hereby), except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time). UCI shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Acquiror.

          (b) Agreements and Covenants. The agreements and covenants of Acquiror required to be performed on or before the Closing Date shall have been performed in all material respects. UCI shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Acquiror to that effect.




                                      -25

          (c) Legal Proceedings. No action or proceeding before any Government Entity shall have been instituted or threatened (and not subsequently settled, dismissed, or otherwise terminated) which is reasonably expected to restrain, prohibit or invalidate the Acquisition or other transactions contemplated by this Agreement other than an action or proceeding instituted or threatened by UCI or UCI Sole Shareholder.

          (d) Other Closing Documents. Acquiror shall have executed and/or delivered to UCI Sole Shareholder and UCI such additional documents, certificates, opinions and agreements as UCI Sole Shareholder and UCI may reasonably request including but not limited to an employment agreement for Mr. Christos Mouroutis. Each of James Critides and Adamos Adamides shall have executed and delivered at or before Closing a consulting agreement in form and substance reasonably satisfactory to them.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

     SECTION 9.1. TERMINATION.

          This  Agreement  may be  terminated  at any time prior to the  Closing
Date:

          (a) by mutual written consent of Acquiror and UCI;

          (b) by Acquiror if UCI or UCI Sole Shareholder shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation or warranty shall have become untrue, in any such case such that the conditions precedent to the obligations of Acquiror to close specified in Section 9.2 will not be satisfied;

          (c) by UCI if Acquiror shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation or warranty shall have become untrue, in any such case such that the conditions precedent to the obligation of UCI to close specified in Section 9.3, will not be satisfied;

          (d) by either Acquiror or UCI if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Government Entity preventing or prohibiting consummation of the Acquisition shall have become final and nonappealable;

          (e) by either Acquiror or UCI if the Closing has not occurred on or prior to December 31, 1998 (unless such date shall be extended by the mutual written consent of the parties); provided, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party whose breach of representations, warranties, covenants or agreements contained in this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date or the inability of such condition to be satisfied; or

          (f) by Acquiror upon written notice to UCI at anytime until October 20, 1998 if Acquiror in its sole and absolute discretion is not satisfied with the results of its due diligence investigation of UCI or the Assets.

     SECTION 9.2. EFFECT OF TERMINATION.

          If this Agreement is terminated pursuant to Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except that the provisions of Sections 8.4 and 12.11 shall not be extinguished but shall survive such termination, and nothing herein shall relieve any party from liability for any breach hereof and each party shall be entitled to any remedies at law or in equity for such breach.

     SECTION 9.3. AMENDMENT.

          This Agreement may not be amended except by an instrument in writing signed by the parties hereto.


     SECTION 9.4. WAIVER.

          At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege.

                                    ARTICLE X

                          SURVIVAL OF REPRESENTATIONS;
                            INDEMNIFICATION; REMEDIES

     SECTION 10.1. SURVIVAL OF REPRESENTATIONS.

          All representations, warranties, covenants, indemnities and other agreements made by any party to this Agreement herein or pursuant hereto, shall be deemed made on and as of the Closing Date as though such representations, warranties, covenants, indemnities and other agreements were made on and as of such date, and all such representations, warranties, covenants, indemnities and other agreements shall survive the Closing Date and any investigation, audit or inspection at any time made by or on behalf of any party hereto, as follows: (a) unless otherwise specified below, representations and warranties shall survive for a period of two (2) years after the Closing Date; (b) representations and warranties with respect to Taxes shall survive until the expiration of the applicable statute of limitations; (c) representations, warranties and covenants for matters relating to title to the capital stock of UCI and the Assets shall continue in full force and effect in perpetuity; and (d) the covenants and agreements in this Article XI and the covenants and agreements which by their terms survive the Closing Date shall continue in full force and effect until fully discharged. Notwithstanding anything herein to the contrary, any representation, warranty, covenant or agreement which is the subject of a claim which is asserted in writing prior to the expiration of the applicable period set forth above shall survive with respect to such claim or dispute until the final resolution thereof.

     SECTION 10.2. AGREEMENT OF UCI SOLE SHAREHOLDER TO INDEMNIFY.

          Subject to the conditions and provisions of this Article XI, UCI Sole Shareholder hereby agrees to indemnify, defend and hold harmless Acquiror and its officers, directors, employees, agents and representatives (collectively, the "Acquiror Indemnified Persons") from and against and in respect of all Losses resulting from, imposed upon or incurred by the Acquiror Indemnified Persons, directly or indirectly, by reason of or resulting from any misrepresentation or breach of any representation or warranty, or noncompliance with any conditions or other agreements, given or made by it or UCI in this Agreement or in any document, certificate or agreement furnished by or on behalf of any such party pursuant to this Agreement up to an aggregate limit of Five Hundred Thousand U.S. Dollars ($500,000). UCI Sole Shareholder's indemnification shall supported until maturity by the Purchase Note and Escrow Note each in the amount of $500,000 due UCI Sole Shareholder under this agreement, provided that at any time no more than one of such Notes shall be escrowed. It shall be a condition to the right of any Acquiror Indemnified Person to indemnification pursuant to this Section that such Acquiror

Indemnified Person shall assert a claim for such indemnification within the applicable survival periods set forth in Section 11.1 hereof.

     SECTION 10.3. AGREEMENT OF ACQUIROR TO INDEMNIFY.

          Subject to the conditions and provisions of this Article XI, Acquiror hereby agrees to indemnify, defend and hold harmless UCI Sole Shareholder and its members and managers from and against and in respect of all Losses resulting from, imposed upon or incurred by UCI Sole Shareholder and its members and managers, directly or indirectly, by reason of or resulting from any misrepresentation or breach of any representation or warranty, or noncompliance with any conditions or other agreements, given or made by Acquiror in this Agreement or in any document, certificate or agreement furnished by or on behalf of Acquiror pursuant to this Agreement up to an aggregate limit of Five Hundred Thousand U.S. Dollars ($500,000). It shall be a condition to the rights of UCI Sole Shareholder and its members and managers to indemnification pursuant to this Section that such party shall assert a claim for such indemnification within the applicable survival periods set forth in Section 11.1 hereof.

     SECTION 10.4. CONDITIONS OF INDEMNIFICATION.

          The obligations and liabilities of UCI Sole Shareholder and Acquiror hereunder with respect to their respective indemnities pursuant to this Article XI, resulting from any Third Party Claim shall be subject to the following terms and conditions:

          (a) The party seeking indemnification (the "Indemnified Party") must give the other party (the "Indemnifying Party"), notice of any Third Party Claim which is asserted against, imposed upon or incurred by the Indemnified Party and which may give rise to liability of the Indemnifying Party pursuant to this
Article XI, stating (to the extent known or reasonably anticipated) the nature and basis of such Third Party Claim and the amount thereof; provided that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder except to the extent that the Indemnifying Party shall have suffered actual material damage by reason of such failure.

          (b) Subject to Section 11.4(c) below, the Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such Third Party Claim at the Indemnifying Party's risk and expense.

          (c) In the event that (i) the Indemnifying Party shall elect not to undertake such defense, (ii) within a reasonable time after notice from the Indemnified Party of any such Third Party Claim, the Indemnifying Party shall fail to undertake to defend such Third Party Claim, or (iii) there is a reasonable probability that such Third Party Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, then the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Third Party Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party. In the event that the Indemnified Party undertakes the defense of a Third Party Claim under this Section 11.4(c), the Indemnifying Party shall pay to the Indemnified Party, in addition to the other sums required to be paid hereunder, the reasonable costs and expenses incurred by the Indemnified Party in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred.

          (d) Anything in this Section 11.4 to the contrary notwithstanding, (i) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise such Third Party Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Third Party Claim in form and substance satisfactory to the Indemnified Party; (ii) in the event that the Indemnifying Party undertakes the defense of such Third Party Claim, the Indemnified Party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to participate in the defense, compromise or settlement thereof and each party and its counsel and other representatives shall cooperate with the other party and its counsel and representatives in connection therewith; and (iii) in the event that the Indemnifying Party undertakes the defense of such Third Party Claim, the Indemnifying Party shall have an obligation to keep the Indemnified Party informed of the status of the defense of such Third Party Claim and furnish the Indemnified Party with all documents, instruments and information that the Indemnified party shall reasonably request in connection therewith.

          (e) Claims for indemnification by Acquiror Indemnified Persons up to the $500,000 limitation shall be satisfied solely by a reduction in amounts due under the Purchase Note or Escrow Note, as applicable. No claim for indemnification may be made by Acquiror Indemnified Persons until the amount of the claim or claims exceeds $25,000.

     SECTION 10.5. NO RECOURSE AGAINST UCI.

          The UCI Sole Shareholder hereby irrevocably waives any and all right to recourse against UCI with respect to any misrepresentation or breach of any representation, warranty or indemnity, or noncompliance with any conditions or covenants, given or made by UCI Sole Shareholder or UCI in this Agreement or any document, certificate or agreement entered into or delivered pursuant hereto. The Stockholders shall not be entitled to contribution from, subrogation to or recovery against UCI with respect to any liability of UCI Sole Shareholder or UCI that may arise under or pursuant to this Agreement or the transactions contemplated hereby.

     SECTION 10.6. REMEDIES CUMULATIVE.

          The remedies provided herein shall be cumulative and shall not preclude the assertion by the parties hereto of any other rights or the seeking of any other remedies against the other, or their respective successors or assigns.

                                   ARTICLE XI

                               GENERAL PROVISIONS

     SECTION 11.1. NOTICES.

          All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

          (a) If to Acquiror:

          eGlobe, Inc.
          Telecopier No.: (303) 782-9628
          Attention: Ronald Fried and Colin Smith

          (b) If to UCI:

          UCI Tele Networks, Ltd.
          Telecopier No.: (212) 843-9435 and 011 3575 372 282
          Attention: Christos Mouroutis, James Critides, Adamos
          Adamides

          (c) If to UCI Sole Shareholder

          United Communications International LLC
          Address: c/o William T. Cruse & Company
                   425 Park Avenue, 27th Floor
                   New York, NY 10022
          Telecopier No. (212) 843-9435
          Attention: James Critides, Adamos Adamides, Christos
          Mouroutis

     SECTION 11.2. CERTAIN DEFINITIONS.

       For purposes of this Agreement, the term:

          (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

          (b) "Assets" shall mean the assets, rights and properties, whether owned, leased or licensed, real, personal or mixed, tangible or intangible, that are used, useful or held for use in connection with the business of UCI.

          (c) "Acquiror Material Adverse Effect" means any material adverse effect on the assets, business, financial condition or results of operations of the Acquiror and its subsidiaries, taken as a whole.

          (d) "Company Material Adverse Effect" means any material adverse effect on the Assets or on the business, financial condition or results of operations of UCI.

          (e) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

          (f) "Encumbrances" means mortgages, liens, pledges, encumbrances, security interests, deeds of trust, options, encroachments, reservations, orders, decrees, judgments, restrictions, charges, contract rights, claims or equity of any kind.

          (g) "Government Entity" means any United States or other national, state, municipal or local government, domestic or foreign, any subdivision, agency, entity, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.



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

          (h) "Laws" means all foreign, federal, state and local statues, laws, ordinances, regulations, rules, resolutions, orders, determinations, writes, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified persons or entities.

          (i) "Losses" means all demands, losses, claims, actions or causes of action, assessments, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements.

          (j)   "person"   means  an   individual,   corporation,   partnership,
association, trust, unincorporated organization, other entity or group.

          (k) "subsidiary" means a corporation, partnership, joint venture or other entity of which UCI owns, directly or indirectly, at least 50% of the outstanding securities or other interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body or otherwise exercise control of such entity.

          (l) "Third Party Claim" means any claim or other assertion of liability by a third party.

     SECTION 11.3. HEADINGS.

          The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 11.4. SEVERABILITY.

          If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 11.5. ENTIRE AGREEMENT.

          This Agreement (together with the Exhibits, the Schedules and the other documents delivered pursuant hereto) constitutes the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof, including, without limitation, the Letter of Intent entered into as of March 20, 1998 by the parties hereto and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

     SECTION 11.6. SPECIFIC PERFORMANCE.

          The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder.

     SECTION 11.7. ASSIGNMENT.

          Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 11.8. THIRD PARTY BENEFICIARIES.

          This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for the Acquiror Indemnified Persons under Article XI hereof.

     SECTION 11.9. GOVERNING LAW.

          This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

     SECTION 11.10. COUNTERPARTS.

          This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.



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

     SECTION 11.11. FEES AND EXPENSES.

          Except as otherwise provided for in this Agreement, each party hereto shall pay its own fees, costs and expenses incurred in connection with this Agreement and in the preparation for and consummation of the transactions provided for herein.

          IN WITNESS WHEREOF, the parties hereto have caused this AGREEMENT AND PLAN OF MERGER to be executed and delivered as of the date first written above.

                           EXECUTIVE TELECARD, LTD. D/B/A
                               EGLOBE, INC.


                           By:
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                           Name:
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                           Title:
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                           UCI TELE NETWORKS, LTD.


                           By:
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                           By:
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                           By:
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                           UNITED COMMUNICATIONS INTERNATIONAL LLC


                           By:
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                           By:
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